QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 25, 2019

Registration No. 333-232259

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

360 Finance, Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

China Diamond Exchange Center, Building B
No. 555 Pudian Road, No. 1701 Century Avenue
Pudong New Area, Shanghai 200122
People's Republic of China
+86 21 6151-6360
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
10 E. 40th Street, 10th Floor
New York, New York, 10016
+1 212 947 7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II, 46th Floor 1539 Nanjing West Road Shanghai 200040 People's Republic of China +86 (21) 6193 8200	David T. Zhang, Esq. Steve Lin, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3761-3300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

            Emerging growth company ☒

            If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Class A ordinary shares, par value US$0.00001 per share(1)	17,250,000	$7.10	$122,475,000.00	$14,843.97

(1)
American depositary shares issuable upon deposit of class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-228343). Each American depositary share represents two class A ordinary shares.

(2)
Includes class A ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional shares. Also includes class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low trading prices on June 20, 2019 of the Registrant's American depositary shares listed on the Nasdaq Stock Market, each representing two class A ordinary shares of the Registrant.

(4)
Previously paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

        This Amendment No. 1 is being filed solely for the purpose of filing exhibit 1.1 to this registration statement on Form F-1, or the Registration Statement, and amending the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as the revised cover page and exhibit index of the Registration Statement. This Amendment No. 1 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from that contained in the Registration Statement filed on June 21, 2019. Accordingly, this Amendment No. 1 consists only of the cover page, this explanatory note and Part II of the Registration Statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Our memorandum and articles of association provides that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ordinary shares and preferred shares
All beneficial owners of Beijing Qibutianxia	September 10, 2018	16,512,156 class A ordinary shares, 39,820,586 class B ordinary shares, 142,014,426 Class C ordinary shares, 10,375,744 Series A preferred shares, and 47,792,100 Series A+ preferred shares	Contribution of most of Beijing Qibutianxia's assets and operation, primarily including its online consumer finance and the online microcredit lending business
Series B Preferred Shares
TonSung Holdings Limited	September 10, 2018	12,254,395 Series B preferred shares	US$100,000,000.00
MAX DYNAMIC BUSINESS LIMITED	September 10, 2018	1,225,440 Series B preferred shares	US$10,000,000.00
Onew Technology Co., Ltd	September 10, 2018	7,352,637 Series B preferred shares	US$60,000,000.00
Hermitage Galaxy Fund SPC (for and on behalf of Hermitage Fund One SP)	September 10, 2018	2,879,783 Series B preferred shares	US$23,500,000.00
TFI Special Opportunities Fund SPC—TFI New Era Growth SP	September 10, 2018	1,225,440 Series B preferred shares	US$10,000,003.34
Options
Certain directors, officers and employees as a group	From May 20, 2018 to November 20, 2018	Options to purchase 25,317,516 class A ordinary shares	Past and future services to us

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined and Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 360 Finance, Inc.

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement

3.1	†	Second Amended and Restated Memorandum and Articles of Association of the Registrant, effective December 13, 2018 (incorporated herein by reference to Exhibit 3.2 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

4.1	†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	†	Registrant's Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the Form F-1/A filed on December 6, 2018 (File No. 333-228020))

4.3	†	Deposit Agreement among the Registrant, The Bank of New York Mellon as depositary, and holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder dated December 13, 2018 (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-231892))

4.4	†	Shareholders Agreement between the Registrant and other parties thereto dated September 10, 2018 (incorporated herein by reference to Exhibit 4.4 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

5.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	†	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	†	Share Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.2	†	Form of Employment Agreement between the Registrant and its executive officers (incorporated herein by reference to Exhibit 10.3 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.3	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated herein by reference to Exhibit 10.2 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.4	†	English translation of the executed form of Power of Attorney regarding a VIE of the Registrant, between its shareholder and the WFOE of the Registrant as currently in effect, and a schedule of all executed Powers of Attorney adopting the same form in respect of each of the VIEs of the Registrant

Exhibit Number		Description of Document
10.5	†	English translation of the executed form of Equity Interest Pledge Agreement among a VIE of the Registrant, its shareholder, and the WFOE of the Registrant, as currently in effect, and a schedule of all executed Equity Interest Pledge Agreements adopting the same form in respect of each of the VIEs of the Registrant

10.6	†	English translation of the executed form of Exclusive Consultation and Services Agreement between a VIE and the WFOE of the Registrant, as currently in effect, and a schedule of all executed the Exclusive Consultation and Services Agreements adopting the same form in respect of each of the VIEs of the Registrant

10.7	†	English translation of the executed form of Exclusive Option Agreement among a VIE of the Registrant, its shareholder, and the WFOE of the Registrant, as currently in effect, and a schedule of all executed the Exclusive Option Agreements adopting the same form in respect of each of the VIEs of the Registrant

10.8	†	English translation of the executed form of Loan Agreement among a VIE of the Registrant, its shareholder, and the WFOE of the Registrant, as currently in effect, and a schedule of all executed the Loan Agreements adopting the same form in respect of each of the VIEs of the Registrant

10.9	†	English Translation of the Framework Collaboration Agreement between Beijing Qihu Technology Co., Ltd., wholly-owned subsidiary of 360 Group, and Shanghai Qiyu, dated July 24, 2018 (incorporated herein by reference to Exhibit 10.9 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.10	†	Series B Preferred Shares Purchase Agreement between the Registrant and TonSung Holdings Limited, dated August 9, 2018 (incorporated herein by reference to Exhibit 10.10 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.11	†	Series B Preferred Shares Purchase Agreement between the Registrant and MAX DYNAMIC BUSINESS LIMITED, dated August 9, 2018 (incorporated herein by reference to Exhibit 10.11 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.12	†	Series B Preferred Shares Purchase Agreement between the Registrant and Onew Technology Co., Ltd, dated August 9, 2018 (incorporated herein by reference to Exhibit 10.12 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.13	†	Series B Preferred Shares Purchase Agreement between the Registrant and Hermitage Galaxy Fund SPC on behalf of Hermitage Fund One SP, dated August 9, 2018 (incorporated herein by reference to Exhibit 10.13 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

10.14	†	Series B Preferred Shares Purchase Agreement between the Registrant and TFI Special Opportunities Fund SPC—TFI New Era Growth SP, dated August 9, 2018 (incorporated herein by reference to Exhibit 10.14 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))

21.1	†	Principal subsidiaries and variable interest entity of the Registrant

Exhibit Number		Description of Document
23.1	†	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

23.2	†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of Commerce & Finance Law Offices (included in Exhibit 99.2)

24.1	†	Powers of Attorney (included on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the Form F-1 filed on October 26, 2018 (File No. 333-228020))
99.2	†	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters

†
Previously filed.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on June 25, 2019.

360 Finance, Inc.
By:	/s/ JUN XU
	Name:	Jun Xu
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Mr. Jun Xu and Mr. Jiang Wu as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Hongyi Zhou	Chairman of the Board of Directors	June 25, 2019
/s/ JUN XU Jun Xu	Director and Chief Executive Officer (Principal Executive Officer)	June 25, 2019
* Wei Liu	Director	June 25, 2019

Signature	Title	Date

* Fan Zhang	Director	June 25, 2019
* Gang Xiao	Director	June 25, 2019
* Yongjin Fu	Director	June 25, 2019
* Yunfan Zhang	Director	June 25, 2019
/s/ JIANG WU Jiang Wu	Chief Financial Officer (Principal Financial and Accounting Officer)	June 25, 2019

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of 360 Finance, Inc. has signed this registration statement or amendment thereto in New York on June 25, 2019.

Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ RICHARD ARTHUR
	Name:	Richard Arthur
	Title:	Assistant Secretary on behalf of Cogency Global Inc.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 9. UNDERTAKINGS.
360 Finance, Inc. EXHIBIT INDEX
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES